Exhibit 99.2

PEABODY ENERGY News Release

CONTACT: Vic Svec (314) 342-7768
FOR IMMEDIATE RELEASE
Aug. 25, 2010
PEABODY ENERGY (NYSE: BTU) ANNOUNCES
COMPLETION OF EARLY TENDER PERIOD
ST. LOUIS, Aug. 25 — Peabody Energy announced today that the early tender period for the previously announced tender offer of the $650 million outstanding principal amount 6 7/8% senior notes due 2013 expired at 5:00 p.m., New York City time, on Aug. 24, 2010. Holders of notes that were validly tendered and not validly withdrawn on or prior to Aug. 24, 2010, will, if their notes are accepted for purchase, receive the applicable total consideration, which consists of a $20.00 premium for each $1,000 principal amount of notes plus the tender offer consideration.
     At the 5 p.m., New York City time, Aug. 24, 2010 deadline, $503.5 million principal amount of all outstanding notes was tendered and not validly withdrawn, representing 77.5% of all outstanding notes.
     The offer is scheduled to expire at midnight, New York City time, on Sept. 8, 2010, unless extended. Holders who have not already tendered their notes may do so at any time on or prior to midnight, New York City time, on Sept. 8, 2010. Such holders will only be eligible to receive the tender offer consideration.
     Holders whose notes have been accepted for purchase will also receive accrued and unpaid interest on their purchased notes from the applicable last interest payment date to, but not including, the date of payment for purchased notes.
     The offer is conditional on the proposed financing yielding proceeds sufficient to fund the purchase of the notes and the general conditions set forth in the offer. Peabody reserves the right to terminate, withdraw or amend the offer at any time, as described in the offer.
     This press release shall not constitute an offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms and conditions contained in the offer to purchase and related letter of transmittal.
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PEABODY ENERGY ANNOUNCES COMPLETION OF EARLY TENDER PERIOD — PAGE 2
     Holders are urged to read the tender offer documents carefully. Copies may be obtained from the information agent, Global Bondholder Services Corporation, by calling toll-free at U.S. 866-470-4500, and for banks and brokers only, at U.S. 212-430-3774.
     BofA Merrill Lynch and Morgan Stanley are the dealer managers for the tender offer. Questions regarding the offer may be directed to BofA Merrill Lynch by calling toll-free at U.S. 888-292-0070 or collect at 980-388-9217.
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company and a global leader in clean coal solutions. With 2009 sales of 244 million tons and $6 billion in revenues, Peabody fuels 10 percent of U.S. power and 2 percent of worldwide electricity.
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